Exhibit 99.1

RING ENERGY ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER
AND TRANSITION PLAN

The Woodlands, TX – September 12, 2025 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced that its Chief Financial Officer, Travis T. Thomas, has resigned effective immediately to pursue other opportunities. Mr. Thomas’ resignation was not a result of any disagreement between the Company and Mr. Thomas on any financial or other matter related to the operations, policies, or practices of the Company.

Rocky Kwon, the Company’s Vice President of Accounting, Controller and Assistant Treasurer, has been appointed Interim Chief Financial Officer while the Company conducts a search for a new Chief Financial Officer. Mr. Kwon, an experienced financial leader, has been with Ring since 2021.  He is a Certified Public Accountant and Chartered Global Management Accountant and brings deep institutional knowledge and extensive expertise to the role. Prior to joining Ring, Mr. Kwon held financial leadership positions at Earthstone Energy, Inc. and The AES Corporation.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, expressed confidence in the Company’s ability to achieve its financial goals: “Ring is positioned for financial success with the skilled leadership of Rocky. I want to personally thank Travis for his five years of dedication and service to the Company and the executive management team, and I wish him great success in his future endeavors. With this leadership transition plan in place, Ring remains firmly committed to delivering shareholder value and advancing its strategic objectives, including its continued focus on debt reduction.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects. The forward-looking statements include statements about the business strategy and debt levels of the Company, the expected impact and timing of the Company’s executive transition and plans and objectives of management for future operations. Forward-looking statements are based on current expectations and assumptions and analyses made by Ring and its management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties. Such statements are subject to certain risks and uncertainties that are disclosed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the fiscal year ended December 31, 2024, and its other SEC filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

Contact Information

Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146 Email: apetrie@ringenergy.com

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